Exhibit 99.1

PC Connection, Inc. Reports Fourth Quarter and Record Full Year 2014 Results

MERRIMACK, N.H.--(BUSINESS WIRE)--January 29, 2015--PC Connection, Inc. (NASDAQ: PCCC):

FOURTH QUARTER SUMMARY:	FULL YEAR SUMMARY:

Net income up 21% y/y	Net income up 20% y/y
Net sales: $630.8 million, up 9.0% y/y	Net sales: $2.46 billion, up 10.9% y/y
Diluted EPS: $0.45, up 22% y/y	Diluted EPS: $1.61, up 19% y/y

PC Connection, Inc. (NASDAQ: PCCC), a national provider of a full range of information technology (IT) solutions to business, government, healthcare, and education markets, today announced results for the quarter ended December 31, 2014. Net sales for the fourth quarter of 2014 increased by 9.0% to $630.8 million, compared to $578.6 million for the prior year quarter. Net income for the quarter ended December 31, 2014 increased by 21.4% to $11.9 million, or $0.45 per diluted share, compared to net income of $9.8 million, or $0.37 per diluted share for the prior year quarter.

Net sales for the year ended December 31, 2014 were $2.46 billion, an increase of $241.7 million or 10.9%, compared to $2.22 billion for the year ended December 31, 2013. Net income for the year ended December 31, 2014 increased by 19.6% to $42.7 million, or $1.61 per diluted share, compared to net income of $35.7 million, or $1.35 per diluted share, for the year ended December 31, 2013. Earnings before interest, taxes, depreciation and amortization, adjusted for stock-based compensation expense (“Adjusted EBITDA”) totaled $80.5 million for the year ended December 31, 2014, compared to $67.4 million for the year ended December 31, 2013. Net sales, net income, and diluted per share amounts for the year ended December 31, 2014 represent full year records for the Company.

Quarterly Sales by Segment:

  Net sales for the SMB segment increased by 9.2% to $261.7 million in the fourth quarter of 2014, compared to the prior year quarter. Sales of notebooks, the largest SMB category, increased by 23.4% compared to the prior year quarter.
  Net sales for the Large Account segment increased by 3.5% to $225.6 million in the fourth quarter of 2014, compared to the prior year quarter. Storage and software sales were strong in this segment with an increase of 31.9% and 21.9%, respectively. Commercial sales, which consists of SMB and Large Account sales, increased by 6.5% from the prior year quarter.
  Net sales to the Public Sector segment increased by 18.7% to $143.5 million in the fourth quarter of 2014, compared to the prior year quarter. Sales to state and local government and educational institutions increased by 18.4%, compared to the prior year quarter, while sales to the federal government increased by 19.1%. Net/Com product sales for the Public Sector were strong with 55% growth from the prior year quarter.

Quarterly Sales by Product Mix:

  Notebook/tablet sales, the Company’s largest product category, increased by 15% year over year and accounted for 20% of net sales in the fourth quarter of 2014 compared to 19% of net sales in the prior year quarter. Continued corporate refresh activity and increased demand for Chromebooks resulted in strong year-over-year growth in this category in both SMB and Public Sector segments.
  Software sales increased by 13% year over year and accounted for 18% of net sales in the fourth quarter of 2014 compared to 17% of net sales in the prior year quarter. We experienced strong growth in security, office productivity, and operating system software, including cloud-based offerings.
  Net/Com product sales increased by 19% year over year and accounted for 10% of net sales in the fourth quarter of 2014 and 2013. We experienced significant sales growth in Public Sector segment in this product category.
  Storage sales increased by 11% year over year and accounted for 7% of net sales in the fourth quarter of 2014 and 2013. We experienced significant sales growth in our Large Account segment in this product category.

Overall gross profit dollars increased by $7.4 million, or 9.8%, in the fourth quarter of 2014, compared to the prior year quarter. Consolidated gross margin, as a percentage of net sales, slightly increased to 13.2% in the fourth quarter of 2014, compared to 13.1% in the prior year quarter as a result of increased demand in advanced technologies that generate relatively higher margins.

Total selling, general and administrative dollars increased in the fourth quarter of 2014 to $63.0 million from $59.3 million in the prior year quarter, but decreased as a percentage of net sales from 10.3% to 10.0% due to leveraging our fixed costs over higher net sales. Variable SG&A increased year over year due to the higher levels of sales and gross profit achieved in 2014. We continue to invest in technical solution sales capabilities and expect SG&A expenses to rise accordingly. However, we are highly focused on improving efficiencies and streamlining wherever possible.

The Company generated significant cash flow during the year ended December 31, 2014. Total cash was $60.9 million at December 31, 2014, compared to $42.5 million at December 31, 2013. Our December 31, 2014 cash balance is lower than our September 30, 2014 balance due to the $10.5 million special dividend we paid in the fourth quarter of 2014 and seasonal working capital fluctuations. Days sales outstanding were 40 days at December 31, 2014, and inventory turns were 26 turns in the fourth quarter of 2014.

“We are encouraged with PC Connection's strong performance this quarter and for the year ended December 31, 2014. We had solid execution across all three of our sales segments, reinforcing the strength and diversity of our business model,” said Timothy McGrath, President and Chief Executive Officer. “As a National Solutions Provider, our goal is to consistently invest in more complex solutions capabilities while delivering solid financial performance; we were able to accomplish that goal in 2014 with an 11% sales increase and a 20% increase in net income. In a rapidly changing industry, we believe our team and the strategies we have in place well position PC Connection to gain market share and increase long-term shareholder value.”

Non-GAAP Financial Information

Adjusted EBITDA is a non-GAAP financial measure. This information is included to provide information with respect to the Company’s operating performance and earnings.

About PC Connection, Inc.

PC Connection, Inc., a Fortune 1000 company, has three wholly owned sales subsidiaries: PC Connection Sales Corporation, MoreDirect, Inc., and GovConnection, Inc., headquartered in Merrimack, NH; Boca Raton, FL; and Rockville, MD; respectively. All three companies can deliver custom-configured computer systems overnight from our ISO 9001:2008 certified technical configuration lab at our distribution center in Wilmington, OH. Investors and media can find more information about PC Connection, Inc. at http://ir.pcconnection.com.

PC Connection Sales Corporation (800-800-5555), the original business of PC Connection, Inc. serving primarily the small- and medium-sized business sector, is a rapid-response provider of IT products and services. It offers more than 300,000 brand-name products through its staff of technically trained sales account managers, catalogs, publications, and its website at www.pcconnection.com. This company also serves consumer and small office users and is, under its MacConnection brand (800-800-2222), one of Apple’s largest authorized online resellers at www.macconnection.com.

MoreDirect, Inc. (561-237-3300), www.moredirect.com, provides corporate technology buyers with best-in-class IT solutions, in-depth IT supply-chain expertise, and access to over 300,000 products and 1,600 vendors through TRAXX™, our proprietary cloud-based eProcurement system. Backed by over 500 technical certifications, MoreDirect’s team of engineers, software licensing specialists, and project managers help reduce the cost and complexity of buying hardware, software, and services throughout the entire IT lifecycle.

GovConnection, Inc. (800-800-0019) is a rapid-response provider of IT products and services to federal, state, and local government agencies and educational institutions through specialized account managers, catalogs, publications, and online at www.govconnection.com.

pccc-g

# # #

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of changes in market demand and the overall level of economic activity and environment, or in the level of business investment in information technology products, competitive products and pricing, product availability and market acceptance, new products, fluctuations in operating results, and the ability of the Company to manage costs in response to fluctuations in revenue, and other risks that could cause actual results to differ materially from expectations, including those detailed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2013. More specifically, the statements in this release concerning the Company’s outlook for selling, general, and administrative expenses, the Company’s efforts in improving efficiencies and streamlining its business and other statements of a non-historical basis (including statements regarding the Company’s ability to increase market share and enhance long-term shareholder value) are forward-looking statements that involve certain risks and uncertainties. Such risks and uncertainties include the ability to realize market demand for and competitive pricing pressures on the products and services marketed by the Company, the continued acceptance of the Company's distribution channel by vendors and customers, continuation of key vendor and customer relationships and support programs, the ability of the Company to gain or maintain market share, and the ability of the Company to hire and retain qualified sales representatives and other essential personnel. The Company disclaims any obligation to update the information in this press release or revise any forward-looking statements, whether as a result of any new information, future events, or otherwise.

CONSOLIDATED SELECTED FINANCIAL INFORMATION
At or for the Three Months Ended December 31,	2014		2013
		% of		% of	%
(Amounts and shares in thousands, except operating data, P/E ratio, and per share data)		Net Sales		Net Sales	Change

Operating Data:
Net sales	$630,765		$578,572		9%
Diluted earnings per share	$0.45		$0.37		22%

Gross margin	13.2%		13.1%
Operating margin	3.2%		2.8%
Return on equity (1)	12.5%		11.6%

Inventory turns	26		24
Days sales outstanding	40		42

Product Mix:
Notebook/Tablet	$123,485	20%	$107,051	19%	15%
Software	113,129	18	100,543	17	13%
Desktop/Server	91,815	14	90,551	16	1%
Net/Com Product	66,571	10	56,034	10	19%
Video, Imaging & Sound	54,539	9	51,582	9	6%
Storage	42,850	7	38,730	7	11%
Printer & Printer Supplies	35,344	6	35,339	6	-
Memory & System Enhancement	19,240	3	20,613	3	(7%)
Accessory/Services/Other	83,792	13	78,129	13	7%
Total Net Sales	$630,765	100%	$578,572	100%	9%

Stock Performance Indicators:
Actual shares outstanding	26,343		26,200
Total book value per share	$13.44		$12.21
Tangible book value per share	$11.42		$10.14
Closing price	$24.55		$24.85
Market capitalization	$646,721		$651,070
Trailing price/earnings ratio	15.3		18.4
LTM Adjusted EBITDA (2)	$80,475		$67,443
Adjusted market capitalization/LTM Adjusted EBITDA (3)	7.3		9.0

(1) Based on last twelve months' net income.
(2) Adjusted EBITDA is defined as EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted for stock-based compensation.
(3) Adjusted market capitalization is defined as gross market capitalization less cash balance.

REVENUE AND MARGIN INFORMATION
For the Three Months Ended December 31,	2014		2013
	Net	Gross	Net	Gross
(amounts in thousands)	Sales	Margin	Sales	Margin

SMB	$261,661	15.2%	$239,628	15.3%
Large Account	225,609	11.6	218,015	11.4
Public Sector	143,495	11.9	120,929	11.7
Total	$630,765	13.2%	$578,572	13.1%

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Three Months Ended December 31,	2014		2013
(amounts in thousands, except per share data)	Amount	% of Net Sales	Amount	% of Net Sales

Net sales	$630,765	100.0%	$578,572	100.0%
Cost of sales	547,641	86.8	502,879	86.9
Gross profit	83,124	13.2	75,693	13.1

Selling, general and administrative expenses	63,035	10.0	59,315	10.3
Income from operations	20,089	3.2	16,378	2.8

Interest/other expense, net	(14)	-	(14)	-
Income tax provision	(8,131)	(1.3)	(6,523)	(1.1)
Net income	$11,944	1.9%	$9,841	1.7%

Earnings per common share:
Basic	$0.45		$0.38
Diluted	$0.45		$0.37

Shares used in the computation of earnings per common share:
Basic	26,311		26,181
Diluted	26,554		26,453

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Years Ended December 31,	2014		2013
(amounts in thousands, except per share data)	Amount	% of Net Sales	Amount	% of Net Sales

Net sales	$2,463,339	100.0%	$2,221,638	100.0%
Cost of sales	2,139,950	86.9	1,928,638	86.8
Gross profit	323,389	13.1	293,000	13.2

Selling, general and administrative expenses	251,935	10.2	233,604	10.5
Income from operations	71,454	2.9	59,396	2.7

Interest/other expense, net	(86)	-	(149)	-
Income tax provision	(28,687)	(1.2)	(23,565)	(1.1)
Net income	$42,681	1.7%	$35,682	1.6%

Earnings per common share:
Basic	$1.63		$1.37
Diluted	$1.61		$1.35

Shares used in the computation of earnings per common share:
Basic	26,246		26,120
Diluted	26,512		26,387

EBITDA AND ADJUSTED EBITDA

A reconciliation of EBITDA and Adjusted EBITDA is detailed below. Adjusted EBITDA is defined as EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted for stock-based compensation. Both EBITDA and Adjusted EBITDA are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either includes or excludes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. We believe that EBITDA and Adjusted EBITDA provide helpful information with respect to our operating performance including our ability to fund our future capital expenditures and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in our credit agreements.

(amounts in thousands)	Three Months Ended December 31,			Years Ended December 31,
	2014	2013	% Change	2014	2013	% Change
Net income	$11,944	$9,841		$42,681	$35,682
Depreciation and amortization	2,095	2,078		8,092	7,089
Income tax expense	8,131	6,523		28,687	23,565
Interest/other expense, net	14	14		86	149
EBITDA	22,184	18,456		79,546	66,485
Stock-based compensation	228	205		929	958
Adjusted EBITDA	$22,412	$18,661	20%	$80,475	$67,443	19%

	December 31,	December 31,
CONDENSED CONSOLIDATED BALANCE SHEETS	2014	2013
(amounts in thousands)

ASSETS
Current Assets:
Cash and cash equivalents	$60,909	$42,547
Accounts receivable, net	293,027	283,051
Inventories	90,917	79,141
Deferred income taxes	7,749	6,382
Prepaid expenses and other current assets	5,332	5,117
Income taxes receivable	212	2,256
Total current assets	458,146	418,494
Property and equipment, net	27,861	27,600
Goodwill	51,276	51,276
Other intangibles, net	1,953	2,854
Other assets	724	720
Total Assets	$539,960	$500,944

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$124,893	$124,821
Accrued expenses and other liabilities	22,011	22,362
Accrued payroll	17,793	14,935
Total current liabilities	164,697	162,118
Deferred income taxes	18,803	16,224
Other liabilities	2,452	2,773
Total Liabilities	185,952	181,115
Stockholders’ Equity:
Common stock	282	281
Additional paid-in capital	106,956	104,932
Retained earnings	262,632	230,478
Treasury stock at cost	(15,862)	(15,862)
Total Stockholders’ Equity	354,008	319,829
Total Liabilities and Stockholders’ Equity	$539,960	$500,944

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31,	2014	2013
(amounts in thousands)
Cash Flows from Operating Activities:
Net income	$42,681	$35,682
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,092	7,089
Provision for doubtful accounts	1,383	1,078
Deferred income taxes	1,212	4,578
Stock-based compensation expense	929	958
Loss on disposal of fixed assets	14	5
Excess tax benefit from exercise of equity awards	(556)	(260)

Changes in assets and liabilities:
Accounts receivable	(11,359)	(16,819)
Inventories	(11,776)	(9,504)
Prepaid expenses and other current assets	1,829	(3,005)
Other non-current assets	(4)	(6)
Accounts payable	202	(1,371)
Accrued expenses and other liabilities	2,751	1,231
Net cash provided by operating activities	35,398	19,656

Cash Flows from Investing Activities:
Purchases of equipment	(7,609)	(7,607)
Proceeds from sale of equipment	13	2
Net cash used for investing activities	(7,596)	(7,605)

Cash Flows from Financing Activities:
Dividend payment	(10,527)	(10,475)
Issuance of stock under Employee Stock Purchase Plan	753	591
Excess tax benefit from exercise of equity awards	556	260
Exercise of stock options	356	1,779
Payment of payroll taxes on stock-based compensation through shares withheld	(578)	(577)
Repayment of capital lease obligation to affiliate	-	(989)
Net cash used for financing activities	(9,440)	(9,411)
Increase in cash and cash equivalents	18,362	2,640
Cash and cash equivalents, beginning of period	42,547	39,907
Cash and cash equivalents, end of period	$60,909	$42,547

Non-cash Investing Activities:
Accrued capital expenditures	$205	$335
Issuance of nonvested stock from treasury	-	$403

Supplemental Cash Flow Information:
Income taxes paid	$24,219	$20,891

pccc-g

CONTACT:
PC Connection, Inc.
Joseph Driscoll, 603-683-2322
Senior Vice President, Treasurer and Chief Financial Officer